Exhibit 10.1

EMPLOYMENT AGREEMENT

(William H. Schafer)

THIS EMPLOYMENT AGREEMENT (“Agreement”) is dated February 16, 2017 and is effective as of April 3, 2017 (the “Effective Date”), by and among QTS Realty Trust, Inc., a Maryland corporation (together with any successor general partner of the Operating Partnership, the “Company”), QualityTech, LP, a Delaware limited partnership (the “Operating Partnership”), Quality Technology Services, LLC, a Delaware limited liability company and an affiliate of the Company (the “Employer”), and William H. Schafer, an individual (“Executive”), with respect to the following facts and circumstances:

RECITALS

WHEREAS, Executive has been employed by Employer as an executive of the Company, the Operating Partnership and Employer since 2010 pursuant to an employment agreement, dated February 16, 2010 and amended and restated on August 13, 2013 (“Prior Agreement”);

WHEREAS, Employer and Executive desire to continue their employment relationship, with Employer employing Executive to serve as the Company’s, the Operating Partnership’s and Employer’s Executive Vice President – Finance and Accounting (“EVP – Finance and Accounting”), and Executive transitioning to such position and accepting such employment and appointments, on the terms set forth below; and

WHEREAS, the parties desire that this Agreement supersede and replace the Prior Agreement in its entirety.

ARTICLE 1

EMPLOYMENT, TERM AND DUTIES

1.1       Employment and Positions; Prior Agreement Superseded. During the Term (defined below), Employer shall employ Executive to serve as, and the Company shall appoint or cause to be appointed the Executive to the position of, the EVP – Finance and Accounting of the Company, upon the terms and conditions set forth in this Agreement, and Executive shall report directly to the Chief Financial Officer of the Company (the “CFO”), unless otherwise determined by the Board of Directors of the Company (the “Board”). In addition, during the Term, Executive shall serve as the EVP – Finance and Accounting of both the Operating Partnership and Employer and shall report to the CFO, unless determined otherwise by the Board. For the avoidance of doubt, Executive shall be an employee of Employer. This Agreement shall supersede and replace the Prior Agreement, which shall be of no further force or effect as of the Effective Date; provided that any provisions of the Prior Agreement relating to the termination by Executive of his employment for “Good Reason” (as defined in the Prior Agreement) shall be of no further force or effect as of the date hereof and are hereby waived by Executive as of the date hereof, including with respect to the execution of this Agreement and any related events occurring on or prior to the Effective Date.

1.2       Term. The period of employment of the Executive by Employer shall commence upon the Effective Date and, subject to earlier termination as provided in this Agreement, continue thereafter for a one (1)-year term (the “Term”); provided, that the Term shall automatically renew for additional one (1)-year periods thereafter unless either Employer or Executive gives notice of non-renewal at least ninety (90) days prior to expiration of the Term (as it may have been extended by any renewal period).

1.3       Duties. During the Term, Executive shall (a) perform all duties and obligations reasonably associated with the position of EVP – Finance and Accounting of the Company and the Operating Partnership, consistent with the Bylaws or other governing documents of the Company and the Operating Partnership, as applicable, as in effect from time to time, and (b) perform such other duties reasonably associated with a senior executive officer of the business of the Company, the Operating Partnership, Employer and their subsidiaries and affiliates (each, including the Company, a “QTS Company,” and collectively, the “QTS Companies”), including duties of an executive, managerial or administrative nature as shall be specified and designated from time to time by the CFO (including the performance of services for any member of the QTS Companies without any additional compensation), subject, in all cases described in clauses (a) and (b), to the supervision and direction of the CFO, as applicable, and the Board. Executive shall devote substantially all of his business time and effort to the performance of Executive’s duties hereunder and to the affairs of the QTS Companies; provided, that in no event shall this provision prohibit Executive from (i) performing social, civic, charitable and religious activities, (ii) managing personal investments and affairs, (iii) participating in educational or professional associations, or (iv) any other activities approved by the Board, so long as the activities set forth in clauses (i) through (iv) above do not materially and adversely interfere with Executive’s duties and obligations hereunder or to the business affairs of the QTS Companies.

ARTICLE 2

COMPENSATION

2.1       Salary. In consideration for Executive’s services hereunder, Employer shall pay Executive an annual salary at the rate of not less than $350,000 per year (“Base Pay”) during each of the years of the Term, payable in accordance with Employer’s regular payroll schedule from time to time (less any deductions required for Social Security, state, federal and local withholding taxes, and any other authorized or mandated similar withholdings). The Base Pay shall be reviewed by the Compensation Committee of the Board (the “Compensation Committee”), or, if there is none, the Board, no less frequently than annually. Executive’s salary may be adjusted upward upon annual review, but shall not be decreased.

2.2       Bonus. In addition to an annual base salary, if the Executive achieves certain corporate and individual objectives as established by the Compensation Committee, or if there is none, the Board, then Employer shall pay to the Executive bonus compensation, not later than 75 days following the end of the fiscal year. Employer’s award of bonus compensation to the Executive shall be determined by the factors and criteria, including the financial performance of the Company and the performance by the Executive of his duties hereunder, that may be established from time to time for the calculation of bonus awards by the Compensation Committee, or, if there is none, the Board, which shall be established and communicated to Executive in writing no later than sixty (60) days following the beginning of the applicable fiscal year. Annual bonuses will be targeted at 100% of Base Pay with 100% of Base Pay paid for threshold performance and additional amounts paid for exceptional performance as determined by the Compensation Committee, if there is one, and approved by the Board. The Board may award discretionary bonuses in addition to performance bonuses.

2.3       Equity Award. Equity awards may be made pursuant to the QTS Realty Trust, Inc. 2013 Equity Incentive Plan, or any successor equity incentive plan adopted by the Company or the QTS Companies, in accordance with the Company’s policies and as deemed appropriate by the Investment Committee or the Compensation Committee, as appropriate (the “Equity Awards”). The Equity Awards will be targeted at an award value of 200% of Base Pay, to be awarded depending on factors and criteria established from time to time by the Compensation Committee, which may include the financial performance of the Company and the performance by the Executive of his duties hereunder. These Equity Awards typically will be subject to a three (3)-year vesting schedule (33% one-year vesting following grant and 8.375% vesting per quarter following the first year); however, a performance-based component may be included with a different vesting schedule. Additional equity awards may be made in accordance with the Company’s policies and as deemed appropriate by the Compensation Committee.

ARTICLE 3

EXECUTIVE BENEFITS

3.1       Vacation. Executive shall be entitled to four (4) weeks paid vacation each calendar year of the Term in accordance with the general policies of the Company, the Operating Partnership and Employer applicable to other senior executives of the Company, the Operating Partnership and Employer. Unused vacation shall carry over, if at all, in accordance with the general policies of the Company, the Operating Partnership and Employer as the same shall be in effect from time to time.

3.2       Employee Benefits. Executive shall receive all group insurance and retirement plan benefits and any other benefits on the same basis as are available to other senior executives of the Company, the Operating Partnership and Employer under the personnel policies in effect from time to time, and Executive shall be provided individual life and disability insurance benefits on substantially the same terms as apply to the Company’s and the Operating Partnership’s top executives. Executive shall receive all other such fringe benefits as the Company, the Operating Partnership and Employer may offer to other senior executives generally under personnel policies in effect from time to time, such as health and disability insurance coverage and paid sick leave.

3.3       Reimbursement for Expenses. Executive shall be reimbursed for all documented reasonable expenses incurred by Executive in the performance of his duties set forth in Section 1.3 in furtherance of the business of the QTS Companies in accordance with the reimbursement policies in effect from time to time. Any reimbursement under this Section 3.3 that is taxable to Executive shall be made by December 31 of the calendar year following the calendar year in which Executive incurred the expense.

3.4       Corporate Membership. Executive will have access to a corporate country club membership and Employer will pay for all dues and assessments associated with such membership.

3.5       Supplemental Disability. Employer will reimburse Executive for existing annual supplemental disability premiums which currently approximate $10,000.00.

ARTICLE 4.
TERMINATION

4.1       Grounds for Termination.

4.1.1       Death or Disability. Executive’s employment with Employer pursuant to this Agreement shall terminate immediately in the event of Executive’s death or Disability. “Disability” means any: (i) physical disability or impairment, (ii) mental disability or impairment, (iii) illness or (iv) injury, that, in the good faith judgment of the Board, prevents or would prevent Executive from performing his duties and obligations under this Agreement or participating effectively and actively in the management of the business of the QTS Companies for more than three consecutive months or for more than 90 days in any 180-day period.

4.1.2       Cause. Employer shall have the right to terminate Executive’s employment by giving written notice of such termination to Executive upon the occurrence of any one or more of the following events (which, for purposes of this Agreement, shall constitute “Cause”):

(a)	any willful act or omission by Executive, other than as a result of Executive’s Disability, that causes material harm and represents (i) a material breach of any of the terms of this Agreement or (ii) any breach of Article 5 of this Agreement;

(b)	Executive’s conviction of, or pleading guilty or nolo contendere to, a crime that constitutes a felony or a misdemeanor involving dishonesty or moral turpitude;

(c)	Executive’s willful and material violation of the written rules, regulations, procedures, or policies relating to the conduct of employees, directors or officers of any member of the QTS Companies that cause material harm;

(d)	any commission by Executive of an act of dishonesty, theft, fraud, embezzlement or material misappropriation of property of any of the QTS Companies; or

(e)	any act by Executive that will or is reasonably expected to have, a significant adverse effect on the business or reputation of any member of the QTS Companies unless such act was taken with the good faith belief that it was in the best interest of any member of the QTS Companies.

Except as provided in Section 4.1.1 of this Agreement, any termination of Executive by Employer for any reason, including without limitation, a termination for alleged failures of performance or a termination in connection with a nonrenewal of this Agreement, shall be deemed a termination without Cause, unless it is established that the reason for the termination was the occurrence of an event constituting Cause.

It shall be a condition precedent to Employer’s right to terminate Executive’s employment for Cause that Cause be established as follows: (i) Employer shall have first given Executive written notice stating with reasonable specificity the act(s) on which such termination is premised within twenty (20) days after the party providing such notice becomes aware or reasonably should have become aware of such act, and (ii) at least two-thirds of the members of the Board find that the act alleged to be Cause constitutes Cause and has not been cured or remedied within thirty (30) days after receipt of such notice, and provided, such act is of such a nature that it cannot with due diligence be cured within the time required, Executive shall not have commenced, or shall not thereafter diligently prosecute to completion, all steps necessary to cure such act alleged to be Cause within a reasonable period of time.

4.1.3       Good Reason. Executive may terminate his employment under this Agreement by giving written notice to Employer upon the occurrence of any one or more of the following events (which, for purposes of this Agreement, shall constitute “Good Reason”):

(a)	a material diminution in Executive’s authority, duties or responsibilities, or any significant adverse change in Executive’s title as EVP – Finance and Accounting of the Company, the Operating Partnership and Employer;

(b)	Executive’s place of employment is moved more than fifty (50) miles from the Company’s current location in Overland Park, Kansas;

(c)	a material diminution in Executive’s base compensation, as in effect from time to time; or

(d)	a material breach by Employer or the Company of any term of this Agreement.

It shall be a condition precedent to Executive’s right to terminate his employment for Good Reason that (a) he shall have first given the Board written notice stating with reasonable specificity the act(s) on which such termination is premised within ninety (90) days after Executive becomes aware of such act(s), (b) if such act(s) is susceptible of cure or remedy, it has not been cured or remedied within thirty (30) days after receipt of such notice, and Executive has terminated his employment within twelve (12) months after the occurrence of the event giving rise to Good Reason.

4.1.4       Any Other Reason. Notwithstanding anything to the contrary herein, Employer shall have the right to terminate Executive’s employment under this Agreement at any time without Cause by giving written notice of such termination to Executive, and Executive shall have the right to terminate Executive’s employment under this Agreement at any time without Good Reason by giving written notice of such termination to Employer. Any notice by Executive hereunder shall be given at least sixty (60) days in advance of such termination. Any notice by Employer shall be given at least ninety (90) days in advance of such termination.

4.2       Termination Date. Except as provided in Section 4.1.1 with respect to Executive’s death or Disability, any termination under Section 4.1 shall be effective on the termination of the applicable notice period following receipt of notice by Executive or Employer, as the case may be, of such termination or upon such other later date as may be provided herein or specified by Employer or Executive in the notice (in each case under Section 4.1, the “Termination Date”).

4.3       Effect of Termination.

4.3.1       Termination with Cause or without Good Reason. In the event that Executive’s employment is terminated by Employer with Cause or by Executive without Good Reason, Employer shall pay all Accrued Obligations to Executive in a lump sum in cash within twenty (20) days after the Termination Date or on such earlier date required by applicable law. “Accrued Obligations” means the sum of (a) Executive’s salary hereunder through the Termination Date to the extent not theretofore paid; (b) the amount of any accrued but unused vacation pay; (c) any business expense reimbursements incurred by Executive as of the Termination Date and submitted for reimbursement, in each case, consistent with the policy for such reimbursements, within ten (10) days following the Termination Date; and (d) any performance bonus or discretionary bonus under Section 2.2 that has been earned or declared for a bonus period ending before the Termination Date but not paid before the Termination Date.

4.3.2       Termination without Cause, with Good Reason or at Death or Disability. In the event that Executive’s employment is terminated by Employer without Cause, by Executive for Good Reason, or on death or disability:

(a)	Employer shall pay all Accrued Obligations to Executive in a lump sum in cash within twenty (20) days after the Termination Date or on such earlier date required by law;

(b)	Solely in the case of a termination for death or disability, if not previously vested in full, the Equity Awards and any other equity awards granted to Executive shall fully vest as of the Termination Date;

(c)	Solely in the case of a termination by Employer without Cause or by Executive for Good Reason, if not previously vested in full, the Equity Awards and any other equity awards granted to Executive that otherwise would vest during the then-current term of this Agreement (whether the initial term or any renewal term) shall fully vest as of the Termination Date;

(d)	Employer shall pay to Executive, in a lump sum in cash on the first payroll date following sixty (60) days after the Termination Date, an amount equal to one (1) times Executive’s annual salary as in effect on the Termination Date;

(e)	Employer shall pay to Executive, in a lump sum in cash on the first payroll date following sixty (60) days after the Termination Date, a prorated bonus for the year in which the termination occurs determined by multiplying the target bonus for such year by the quotient of the number of calendar days of employment during the year of termination divided by 365;

(f)	Employer shall pay to Executive, in a lump sum in cash on the first payroll date following sixty (60) days after the Termination Date, an amount equal to one (1) times Executive’s Annual Bonus (as defined below) for the year in which the termination occurs; and

(g)	Employer shall provide Executive with continuing coverage under its health benefit plans for the one (1) year period following the Termination Date. If Executive elects COBRA coverage, at the end of such year, Employer shall reimburse Executive for his premiums for such coverage. If Employer is not able to provide continuing coverage of Executive under its health benefit plans, other than via COBRA coverage, then in addition to paying the premiums during the COBRA period, Employer shall pay Executive an additional amount equal to the cost of substantially similar coverage for himself and his family for one (1) year of coverage. Any reimbursement under this Section 4.3.2(f) that is taxable to Executive or any of his Family Members shall be made (subject to the provisions of such health care plans that may require earlier payment) by December 31 of the calendar year following the calendar year in which Executive or such Family Member incurred the expense. For purposes of this Agreement, “Family Members” shall include Executive’s immediate family and any parent, brother or sister.

4.3.3       Termination upon Change in Control. In the event that Executive’s employment is terminated following a Change in Control, the following provisions shall apply:

(a)	Upon the occurrence of a Triggering Event:

(1)       Employer shall pay all Accrued Obligations to Executive in a lump sum in cash within twenty (20) days after the Termination Date or on such earlier date required by law;

(2)       Employer shall pay to Executive a lump sum severance benefit in cash on the first payroll date following sixty (60) days after the Termination Date, which will be in addition to any other compensation or remuneration to which Executive is or becomes entitled to receive from Employer, in an amount equal to the sum of (i) two (2) times Executive’s Annual Bonus (as defined below) plus (ii) two (2) times Executive’s annual salary as in effect on the date of the Triggering Event or on the date on which the Change in Control occurs, whichever is higher;

(3)       Employer shall pay or reimburse the cost of health, disability and accidental death, and dismemberment insurance in an amount not less than that provided at the time of the Triggering Event or, if greater, on the date on which the Change in Control occurred, until the earlier of (x) in the event that Executive shall become employed by another employer after a Triggering Event, the date on which Executive shall be eligible to receive benefits from such employer which are substantially equivalent to or greater than the benefits Executive and Executive’s family received from Company or (y) the second anniversary of the date of the Triggering Event. Any reimbursement under this Section 4.3.3(a)(4) that is taxable to Executive or any of his Family Members shall be made (subject to the provisions of such health care plans that may require earlier payment) by December 31 of the calendar year following the calendar year in which Executive or such Family Member incurred the expense; and

(4)       Employer shall provide Executive, at Employer’s expense, with outplacement services and support, the scope and provider of which will be selected by Executive, for a period of one (1) year following the date of the Triggering Event.

(b)	“Change in Control” means:

(1)       any transaction (including without limitation a merger or reorganization in which the Company is the surviving entity) that results in any “person” (as such term is used in Section 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (other than persons who are stockholders of the Company or their affiliates immediately prior to the transaction), becoming the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 30% or more of the then- combined voting power of the Company’s then outstanding voting securities;

(2)       during any period of twelve (12) consecutive months, individuals who at the beginning of such period constitute the Board and any new director (other than a director designated by a person who has entered into an agreement with the Company to effect a transaction described in clause (a), (b) or (c) hereof) whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least a majority of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or actual threatened solicitation of proxies or consents by or on behalf of a person other than the Board, cease for any reason to constitute at least a majority of the Board;

(3)        the merger or consolidation of the Company with one or more other entities, other than (A) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving or parent entity) more than 70% of the combined voting power of the voting securities of the Company or such surviving or parent entity outstanding immediately after such merger or consolidation or (B) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no “person” (as defined above) is or becomes the beneficial owner, directly or indirectly, of securities of the Company representing 30% or more of the then combined voting power of the Company’s then outstanding voting securities; or

(4)       the consummation of the sale or disposition by the Company or Operating Partnership of all or substantially all of its respective assets (or any transaction or series of transactions within a period of twelve months ending on the date of the last sale or disposition having a similar effect).

(c)	“Triggering Event” will be deemed to have occurred if: (i) within two (2) years from the date on which the Change in Control occurred, Employer terminates the employment of Executive, other than in the case of a Termination for Cause or (ii) within two (2) years from the date on which the Change in Control occurred, the Executive terminates his employment for Good Reason.

(d)	Executive’s Annual Bonus” means, for purposes of Section 4.3.2 and this Section 4.3.3, Executive’s annual bonus (i) at the time of the Termination Date for purposes of Section 4.3.2, calculated on the basis of the target bonus available to Executive and the assumption that all performance goals are satisfied at the target achievement level by Employer and Executive in the year in which such Termination without Cause or for Good Reason occurred, and (ii) with regard to a Triggering Event, the annual bonus in effect on the Termination Date or on the date on which the Change in Control occurred, whichever is higher, calculated on the basis of the maximum bonus available to Executive and the assumption that all performance goals are satisfied at a 100% achievement level by Employer and Executive in the year in which such Triggering Event or such Change in Control, as the case may be, occurred.

For the avoidance of doubt, in the event of a Change of Control and a Triggering Event under circumstances entitling Executive to payments and benefits under this Section 4.3.3, such payments and benefits shall be in lieu of payments and benefits under Section 4.3.2, and Executive shall not be entitled to any compensation or benefits under Section 4.3.2.

4.3.4       Waiver and Release Agreement. In consideration of the severance payments and other benefits described in Section 4.3.2 and Section 4.3.3, to which severance payments and benefits Executive would not otherwise be entitled, and as a precondition to Executive becoming entitled to such severance payments and other benefits under this Agreement, Executive agrees to execute and deliver to Employer on or before the sixtieth (60th) day after the applicable Termination Date a waiver and general release of claims in favor of the Company and each of the other QTS Companies, their respective predecessors and successors, and all of the respective current or former directors, officers, employees, shareholders, partners, members, agents or representatives of any of the foregoing, in a form reasonably satisfactory to Employer, that has become effective in accordance with its terms, and for which any revocation periods applicable to such release shall have expired on or prior to the sixtieth (60th) day following Executive’s Termination Date. If Executive fails to execute and deliver such release agreement on or before the sixtieth (60th) day following the applicable Termination Date, if any revocation period applicable to such release has not expired on or before the sixtieth (60th) day following Executive’s Termination Date or if Executive revokes such release as provided therein, Employer shall have no obligation to provide any of the severance payments and other benefits described in Section 4.3.2 or Section 4.3.3 other than any Accrued Obligations.

4.4       Required Delay For Certain Deferred Compensation and Section 409A. In the event that any compensation with respect to Executive’s termination is “deferred compensation” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations promulgated thereunder (“Section 409A”), and Executive is determined to be a “specified employee,” as defined in Section 409A(a)(2)(B)(i) of the Code, payment of such compensation shall be delayed as required by Section 409A. Such delay shall last six (6) months from the date of Executive’s termination, except in the event of Executive’s death. Within twenty (20) business days following the end of such six (6)-month period, or, if earlier, Executive’s death, Employer shall make a catch-up payment to Executive equal to the total amount of such payments that would have been made during the six (6)-month period but for this Section 4.4. Such catch-up payment shall bear simple interest at the prime rate of interest as published by the Wall Street Journal’s bank survey as of the first day of the six (6)-month period, which such interest shall be paid with the catch-up payment. Wherever payments under this Agreement are to be made in installments, each such installment shall be deemed to be a separate payment for purposes of Section 409A. The Executive will be deemed to have a Termination Date for purposes of determining the timing of any payments or benefits hereunder that are classified as deferred compensation only upon a “separation from service” within the meaning of Section 409A. Any amount that the Executive is entitled to be reimbursed under this Agreement will be reimbursed to the Executive as promptly as practical and in any event not later than the last day of the calendar year after the calendar year in which the expenses are incurred and any right to reimbursement or in-kind benefits will not be subject to liquidation or exchange for another benefit. Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within thirty (30) days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of Employer.

4.5       Non-Exclusivity of Rights. Nothing in this Agreement shall prevent or limit Executive’s continuing or future participation in any plan, program, policy or practice provided by Employer, the Company or any of the other QTS Companies, and for which Executive may qualify, nor shall anything herein limit or otherwise affect such rights as Executive may have under any other contract or agreement with Employer, the Company or any of the other QTS Companies at or subsequent to the Termination Date, which shall be payable in accordance with such plan, policy, practice or program or contract or agreement, except as explicitly modified by this Agreement.

4.6       No Set-Off or Mitigation. Employer’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any setoff, counterclaim, recoupment, defense, or other claim, right or action that Employer may have against Executive or others, except to the extent of the mitigation and setoff provisions provided for in this Agreement. In no event shall Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Executive under any of the provisions of this Agreement, and such amounts shall not be reduced whether or not Executive obtains other employment.

4.7       Excise Tax-Related Provisions. The payments and benefits that Executive may be entitled to receive under this Agreement and other payments and benefits that Executive is or may be entitled to receive under other plans, agreements and arrangements (which, together with the benefits provided under this Agreement, are referred to as “Payments”), may constitute Parachute Payments (as defined below) that are subject to Sections 280G and 4999 of the Code. As provided in this Section 4.7, the Parachute Payments will be reduced if, and only to the extent that, a reduction will allow Executive to receive a greater Net After Tax Amount (as defined below) than Executive would receive absent a reduction.

4.7.1       The Accounting Firm (as defined below) will first determine the amount of any Parachute Payments that are payable to the Executive. The Accounting Firm also will determine the Net After Tax Amount attributable to the Executive’s total Parachute Payments.

4.7.2       The Accounting Firm will next determine the largest amount of Payments that may be made to the Executive without subjecting Executive to tax under Section 4999 of the Code (the “Capped Payments”). Thereafter, the Accounting Firm will determine the Net After Tax Amount attributable to the Capped Payments.

4.7.3       Executive will receive the total Parachute Payments or the Capped Payments, whichever provides Executive with the higher Net After Tax Amount. If Executive will receive the Capped Payments, the total Parachute Payments will be adjusted by first reducing the amount of any cash benefits under this Agreement or any other plan, agreement or arrangement (with the source of the reduction to be directed by the Company) and then by reducing the amount of any noncash benefits under this Agreement or any other plan, agreement or arrangement (with the source of the reduction to be directed by the Company).  The Accounting Firm will notify Executive and the Company if it determines that the Parachute Payments must be reduced to the Capped Payments and will send Executive and the Company a copy of its detailed calculations supporting that determination.

4.7.4       As a result of the uncertainty in the application of Sections 280G and 4999 of the Code at the time that the Accounting Firm makes its determinations under this Section 4.7, it is possible that amounts will have been paid or distributed to Executive that should not have been paid or distributed under this Section 4.7 (“Overpayments”), or that additional amounts should be paid or distributed to the Executive under this Section 4.7 (“Underpayments”). If the Accounting Firm determines, based on either the assertion of a deficiency by the Internal Revenue Service against the Company or the Executive, which assertion the Accounting Firm believes has a high probability of success or controlling precedent or substantial authority, that an Overpayment has been made, the Executive must repay to the Company, without interest, the amount of the Overpayment; provided, however, that no amount will be payable by the Executive to the Company unless, and then only to the extent that, the payment would either reduce the amount on which the Executive is subject to tax under Section 4999 of the Code or generate a refund of tax imposed under Section 4999 of the Code. If the Accounting Firm determines, based upon controlling precedent or substantial authority, that an Underpayment has occurred, the Accounting Firm will notify the Executive and the Company of that determination and the amount of that Underpayment will be paid to the Executive promptly by the Company.

For purposes of this Section 4.7, the term “Accounting Firm” means the independent accounting firm engaged by the Company immediately before a Change in Control. For purposes of this Section 4.7, the term “Net After Tax Amount” means the amount of any Parachute Payments or Capped Payments, as applicable, net of taxes imposed under Sections 1, 3101(b) and 4999 of the Code and any State or local income taxes applicable to Executive on the date of payment. The determination of the Net After Tax Amount shall be made using the highest combined effective rate imposed by the foregoing taxes on income of the same character as the Parachute Payments or Capped Payments, as applicable, in effect on the date of payment. For purposes of this Section 4.7, the term “Parachute Payment” means a payment that is described in Section 280G(b)(2) of the Code, determined in accordance with Section 280G of the Code and the regulations promulgated or proposed thereunder.

ARTICLE 5

RESTRICTIVE COVENANTS

5.1       Confidential Information.

5.1.1       Obligation to Maintain Confidentiality. Executive acknowledges that, by reason of Executive’s employment by Employer and position with the Company and the Operating Partnership, Executive will have access to confidential matters relating to the business, assets and operations (collectively, “Confidential Information”) of the Company and the other QTS Companies. Executive acknowledges that such Confidential Information is a valuable and unique asset of the QTS Companies and covenants that, both during and after the Term, Executive shall not disclose any Confidential Information to any person, partnership, corporation, limited liability company, or any other entity (each, a “Person”) (except as Executive’s duties as a manager, director, officer or employee of the Company, the Operating Partnership or Employer require) without the prior written authorization of the Board. Notwithstanding the foregoing, information which (i) at the time of receipt is, or thereafter becomes, publicly known through no wrongful act of Executive, (ii) is received from a third party not under an obligation to keep such information confidential and without breach of this Agreement, or (iii) was developed by Executive independently of and without reference to information obtained from the Company shall not be considered “Confidential Information.” Notwithstanding the foregoing, Executive shall not be restricted from disclosing Confidential Information to the extent required by law, court order, subpoena or other legal proceeding or to his attorneys and advisors in connection with a dispute between Executive and a QTS Company.

5.1.2       Company Property. All records, designs, business plans, financial statements, customer lists, manuals, memoranda, lists, research and development plans, Intellectual Property and other property delivered to or compiled by Executive by or on behalf of any QTS Company or its providers, clients or customers that pertain to the business of any QTS Company shall be and remain the property of such QTS Company and be subject at all times to its discretion and control. Likewise, all correspondence, reports, records, charts, advertising materials and other similar data pertaining to the business, activities, research and development, Intellectual Property or future plans of a QTS Company that is collected by Executive shall be delivered promptly to such QTS Company without request by it upon termination of Executive’s employment for any reason. For purposes of this Section 5.1.2, “Intellectual Property” shall mean patents, copyrights, trademarks, trade dress, trade secrets, other such rights and any applications therefor.

5.2       Inventions. Executive is hereby retained in a capacity such that Executive’s responsibilities may include the making of technical and managerial contributions of value to the QTS Companies. Executive hereby assigns to the applicable QTS Company all rights, title and interest in such contributions and inventions made or conceived by Executive alone or jointly with others during the Term that relate to the business of such QTS Company. This assignment shall include (a) the right to file and prosecute patent applications on such inventions in any and all countries, (b) the patent applications filed and patents issuing thereon, and (c) the right to obtain copyright, trademark or trade name protection for any such work product. Executive shall promptly and fully disclose all such contributions and inventions to the Company, the Operating Partnership, and Employer and assist the Company, the Operating Partnership, Employer or any other QTS Company, as the case may be, in obtaining and protecting the rights therein (including patents thereon), in any and all countries; provided, however, that said contributions and inventions shall be the property of the applicable QTS Company, whether or not patented or registered for copyright, trademark or trade name protection, as the case may be. Notwithstanding the foregoing, no QTS Company shall have any right, title or interest in any work product or copyrightable work developed outside of work hours and without the use of any QTS Company’s resources that does not relate to the business of any QTS Company and does not result from any work performed by Executive for any QTS Company.

5.3       Nondisparagement.

(a)       Executive agrees that he will not talk about or otherwise communicate to any third parties in a malicious, disparaging or defamatory manner regarding the Company, the Operating Partnership, Employer or any of their respective affiliates, owners or their past or present employees, directors, officers or other representatives and will not make or authorize to be made any written or oral statement that may disparage or damage the reputation of the Company, the Operating Partnership, Employer or any of their respective affiliates, owners or their past or present employees, directors, officers or other representatives.

(b)       The Company, the Operating Partnership, and Employer agree that they will not talk about or otherwise communicate to any third parties in a malicious, disparaging, or defamatory manner regarding Executive and will not make or authorize to be made any written or oral statement that may disparage or damage the reputation of Executive. For purposes of this non-disparagement provision, the Company, the Operating Partnership, and Employer are defined to mean the Company’s executive team and the Board.

5.4       Non-Compete. The Executive acknowledges the QTS Companies’ reliance and expectation of the Executive’s continued commitment to performance of the Executive’s duties and responsibilities during the term of this Agreement. In light of such reliance and expectation on the part of the QTS Companies, during the term of this Agreement and for a period of one (1) year thereafter (and, as to subparagraph (b), at any time during and after the term of this Agreement), the Executive shall not, directly or indirectly do or suffer either of the following:

(a)       Own, manage, control or participate in the ownership, management or control of, or be employed or engaged by or otherwise affiliated or associated as a consultant, independent contractor or otherwise with, any other company, corporation, partnership, proprietorship, firm, association or other business entity engaged in the business of, or otherwise engage in the business of, acquiring, owning, developing or managing data centers or colocation facilities and/or the provision of cloud or managed services; provided, however, that the ownership of not more than five percent (5%) of any class of publicly traded securities of any entity shall not be deemed a violation of this covenant; or

(b)       disclose, divulge, discuss, copy or otherwise use or suffer to be used in any manner, in competition with, or contrary to the interests of, the QTS Companies, any confidential information relating to the QTS Companies’ operations, properties or otherwise to the particular business or other trade secrets of the QTS Companies, it being acknowledged by the Executive that all such information regarding the business of the QTS Companies compiled or obtained by, or furnished to, the Executive while the Executive shall have been employed by the QTS Companies is confidential information and the QTS Companies’ exclusive property; provided, however, that the foregoing restrictions shall not apply to the extent that such information (A) is clearly obtainable in the public domain, (B) becomes obtainable in the public domain, except by reason of the breach by the Executive of the terms hereof, (C) was not acquired by the Executive in connection with the Executive's employment or affiliation with the QTS Companies, (D) was not acquired by the Executive from the QTS Companies or their representatives or (E) is required to be disclosed by rule of law or by order of a court or governmental body or agency.

5.5       Non-Solicitation. The Executive will not directly or indirectly during the term of this Agreement and for a period of one (1) year after the expiration of this Agreement or the termination of Executive’s employment for any reason, (a) solicit or induce or attempt to solicit or induce any employee(s) of the Company and/or any subsidiary, affiliated or related companies to terminate their employment with the Company and/or any subsidiary, affiliated or related companies, (b) solicit, recruit, induce for employment or hire (on behalf of the Executive or any other person or entity) any employee (other than clerical employees) or independent contractor who has left the employment or other service of the QTS Companies (or any predecessor thereof) within one (1) year of the termination of such employee’s or independent contractor’s employment or other service with the QTS Companies or (c) solicit any of tenants of the QTS Companies to lease, purchase or otherwise occupy data center space in the United States of America or encourage any of the tenants of any of the QTS Companies to reduce its patronage of any of the QTS Companies.

5.6       Cooperation. At all times during Executive’s employment and after the date of Executive’s termination of employment, Executive agrees to reasonably cooperate (i) with the Company, the Operating Partnership, and Employer in the defense of any legal matter involving any matter that arose during Executive’s employment in the business of the Company, the Operating Partnership, and Employer, and (ii) with all government authorities on matters pertaining to any investigation, litigation or administrative proceeding pertaining to the business of the Company, the Operating Partnership or Employer. The Company, the Operating Partnership or Employer, as applicable, will reimburse Executive for reasonable travel and out of pocket expenses incurred by Executive in providing such cooperation.

5.7       Reasonableness of Restrictions; Blue-Penciling. Executive has carefully read and considered the provisions of Article 5 of this Agreement, and, having done so, agrees that the restrictions set forth in such paragraphs are fair and reasonable and reasonably required for the protection of the interests of the business of the QTS Companies. If any of the provisions of Article 5 shall be held to be invalid or unenforceable, the remaining provisions thereof shall nevertheless continue to be valid and enforceable as though the invalid or unenforceable parts had not been included therein. If any provision of Article 5 relating to time periods or areas of restriction shall be declared by a court of competent jurisdiction to exceed the maximum time period or areas such court deems reasonable and enforceable, said time periods and/or areas of restriction shall be deemed to become and thereafter be the maximum time period and/or areas which such court deems reasonable and enforceable.

5.8       Breach of Restrictive Covenants. The parties agree that a breach or violation of any provision of this Article 5 will result in immediate and irreparable injury and harm to the business of the QTS Companies, and that the Company, the Operating Partnership, Employer and each other QTS Company shall have, in addition to any and all remedies of law and other consequences under this Agreement, the right to seek an injunction, specific performance or other equitable relief to prevent the violation of the obligations hereunder, including without limitation, to address any threatened breach or violation, and to enjoin and restrain Executive and each and every person, firm, company or corporation concerned therewith, from the violation or continuance of such violation or breach. In addition thereto, Executive shall be responsible for all damages, including reasonable attorneys’ fees, sustained by the Company, the Operating Partnership, Employer and any other QTS Company by reason of said violation. In addition to any other remedy which may be available at law or in equity, or pursuant to any other provision of this Agreement, the payments by Employer of any severance to which Executive may otherwise be entitled under this Agreement will cease as of the date on which such violation first occurs.

ARTICLE 6

GOVERNING LAW, DISPUTE RESOLUTION

6.1       Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF KANSAS APPLICABLE TO AGREEMENTS MADE AND TO BE WHOLLY PERFORMED WITHIN THAT STATE, WITHOUT REGARD TO ITS CONFLICT OF LAWS PROVISIONS OR THE CONFLICT OF LAWS PROVISIONS OF ANY OTHER JURISDICTION WHICH WOULD CAUSE THE APPLICATION OF ANY LAW OTHER THAN THAT OF THE STATE OF KANSAS.

6.2       Waiver of Jury Trial. Each party hereby waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect to any litigation, directly or indirectly, arising out of or relating to this Agreement or any transaction contemplated hereby. Each party (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (b) acknowledges that it and the other parties have been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 6.2.

ARTICLE 7

MISCELLANEOUS

7.1       Amendments. The provisions of this Agreement may not be waived, altered, amended or repealed in whole or in part except by the signed written consent of the parties sought to be bound by such waiver, alteration, amendment or repeal.

7.2       Entire Agreement. This Agreement constitutes the total and complete agreement of the parties with respect to the subject matter hereof and thereof and supersedes all prior and contemporaneous understandings and agreements heretofore made, and there are no other representations, understandings or agreements.

7.3       Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which shall together constitute one and the same instrument.

7.4       Severability. Each term, covenant, condition or provision of this Agreement shall be viewed as separate and distinct, and in the event that any such term, covenant, condition or provision shall be deemed by an arbitrator or a court of competent jurisdiction to be invalid or unenforceable, the court or arbitrator finding such invalidity or unenforceability shall modify or reform this Agreement to give as much effect as possible to the terms and provisions of this Agreement. Any term or provision which cannot be so modified or reformed shall be deleted and the remaining terms and provisions shall continue in full force and effect.

7.5       Waiver or Delay. The failure or delay on the part of the Company, the Operating Partnership, Employer or any QTS Company or Executive to exercise any right or remedy, power or privilege hereunder shall not operate as a waiver thereof, except as explicitly set forth herein. A waiver, to be effective, must be in writing and signed by the party making the waiver. A written waiver of default shall not operate as a waiver of any other default or of the same type of default on a future occasion.

7.6       Successors and Assigns. This Agreement shall be binding on and shall inure to the benefit of the parties to it and their respective heirs, legal representatives, successors and assigns, except as otherwise provided herein. Neither this Agreement nor any of the rights, benefits, obligations or duties hereunder may be assigned or transferred by Executive except by operation of law. The Company, the Operating Partnership and Employer may assign this Agreement or their respective obligations under this Agreement to any affiliate or successor. The Company, the Operating Partnership and Employer shall require any successor (whether direct or indirect by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, the Operating Partnership or Employer to assume expressly and agree, and the Company shall cause any successor general partner of the Operating Partnership to assume expressly and agree, to perform this Agreement in the same manner and to the same extent that the Company, the Operating Partnership or Employer, as applicable, would be required to perform if no such succession had taken place.

7.7       Necessary Acts. Each party to this Agreement shall perform any further acts and execute and deliver any additional agreements, assignments or documents that may be reasonably necessary to carry out the provisions or to effectuate the purpose of this Agreement.

7.8       Notices. All notices, requests, demands and other communications to be given under this Agreement shall be in writing and shall be deemed to have been duly given on the date of service, if personally served on the party to whom notice is to be given, or 48 hours after mailing, if mailed to the party to whom notice is to be given by certified or registered mail, return receipt requested, postage prepaid, and properly addressed to the party at his address set forth as follows or any other address that any party may designate by written notice to the other parties:

To Executive:	Bill Schafer Address on file with the Company

To the Company, the Operating Partnership or Employer:	c/o QualityTech GP, LLC 12851 Foster Street, Suite 205 Overland Park, Kansas 66213 Attention: General Counsel Facsimile: (913) 814-7766

7.9       Headings and Captions. The headings and captions used herein are solely for the purpose of reference only and are not to be considered as construing or interpreting the provisions of this Agreement.

7.10       Construction. All terms and definitions contained herein shall be construed in such a manner that shall give effect to the fullest extent possible to the express or implied intent of the parties hereby.

7.11       Counsel. Executive has been advised by the Company, the Operating Partnership and Employer that he should consider seeking the advice of counsel in connection with the execution of this Agreement and the other agreements contemplated hereby and Executive has had an opportunity to do so. Executive has read and understands this Agreement and has sought the advice of counsel to the extent he has determined appropriate.

7.12       Withholding of Compensation. Executive hereby agrees that Employer may deduct and withhold from the compensation or other amounts payable to Executive hereunder or otherwise in connection with Executive’s employment any amounts required to be deducted and withheld by Employer under the provisions of any applicable Federal, state and local statute, law, regulation, ordinance or order.

7.13       Executive Representation. Executive acknowledges that by entering into or complying with any provision of this Agreement he is not breaching or acting in contravention of any other agreement or commitment he has to any other firm, corporation, partnership, organization, person or any other individual or entity.

7.14       D & O Insurance. The Company, the Operating Partnership and/or Employer will maintain directors’ and officers’ liability insurance during the Term and for a period of not less than six (6) years thereafter, covering acts and omissions of Executive during the Term, on terms substantially no less favorable than those in effect on the date of this Agreement. During the Term and for a period of not less than six (6) years thereafter, Executive shall receive the same benefits provided to any of the Company’s officers and directors under any additional D&O insurance or similar policy, any indemnification agreement, Company policies or the articles of organization or bylaws of the Company or the Operating Partnership as in effect as of the date hereof, provided, however, that in the event that the benefits provided to any of the Company’s officers and directors under any of the foregoing documents or policies are enlarged after the date hereof, Executive shall receive such enlarged benefits.

7.15       Arbitration. Any dispute or controversy arising under or in connection with this Agreement other than a dispute pursuant to Section 5.4 and Section 5.5, shall be settled exclusively by arbitration in the State of Kansas by three arbitrators in accordance with the Employment Arbitration Rules and Mediation Procedures of the American Arbitration Association in effect at the time of submission to arbitration. Judgment may be entered on the arbitrators’ award in any court having jurisdiction. For purposes of entering any judgment upon an award rendered by the arbitrators, Employer and Executive each hereby consent to the jurisdiction of any or all of the following courts: (i) the United States District Court for the State of Kansas, (ii) any of the courts of the State of Kansas, or (iii) any other court having jurisdiction. Employer and Executive further agree that any service of process or notice requirements in any such proceeding shall be satisfied if the rules of such court relating thereto have been substantially satisfied. Employer and Executive hereby waive, to the fullest extent permitted by applicable law, any objection which it or he may now or hereafter have to such jurisdiction and any defense of inconvenient forum. Employer and Executive hereby agree that a judgment upon an award rendered by the arbitrators may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each party shall bear its or his costs and expenses arising in connection with any arbitration proceeding pursuant to this Section 7.15; provided, however, that the party that substantially prevails in an arbitration shall be reimbursed by the other party for all reasonable costs, including reasonable attorneys’ fees and costs, incurred by such prevailing party in connection with the arbitration. Notwithstanding any provision in this Section 7.15, Executive shall be paid all compensation due and owing under this Agreement during the pendency of any dispute or controversy arising under or in connection with this Agreement.

[SIGNATURES APPEAR ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

COMPANY

QTS REALTY TRUST, INC.

By:	/s/ Shirley E. Goza
Name:	Shirley E. Goza
Title:	Vice President, General Counsel & Secretary

OPERATING PARTNERSHIP

QUALITYTECH, LP

By:	QTS REALTY TRUST, INC., its general partner

By:	/s/ Shirley E. Goza
Name:	Shirley E. Goza
Title:	Vice President, General Counsel & Secretary

EMPLOYER

QUALITY TECHNOLOGY SERVICES, LLC

By:	/s/ Shirley E. Goza
Name:	Shirley E. Goza
Title:	Vice President, General Counsel & Secretary

EXECUTIVE

/s / William H. Schafer
WILLIAM H. SCHAFER